EXHIBIT 99.1

For Immediate Release

CONTACT:   Stephen Jacobs, Chief Financial Officer, ALM
           Phone:  (212) 545-6248 E-mail: sjacobs@amlaw.com


                 AMERICAN LAWYER MEDIA AMENDS DEBT AGREEMENTS

NEW YORK (February 27, 2003) - American Lawyer Media, Inc. (ALM), the nation's leading legal journalism and information company, today announced changes to two debt agreements that will provide the company with increased financial flexibility. ALM will defer the payment of cash interest on the senior discount notes issued by its parent corporation, American Lawyer Media Holdings, Inc. (ALM Holdings), until June 2005. In addition, the terms of ALM's current $40 MM revolving credit facility, issued by GE Corporate Finance to ALM's operating subsidiary, The New York Law Publishing Company, have been revised to provide compliance alternatives for three key financial ratios.

The holders of the senior discount notes have agreed to waive cash payment of semi-annual interest that was to begin in June 2003. The senior discount notes will now become "cash-pay" in December 2004, with the first payment due on June 15, 2005. The deferral of the cash payments will result in a reduction in ALM's projected FY 2003 and FY 2004 cash interest payments of $7.8 MM per year. The senior discount notes will continue to accrete until December 2004, at which time the aggregate principal amount of the notes will be $80,260,705. Beginning on December 15, 2004, cash interest on the senior discount notes will accrue at the rate of 12.25% per annum. Bruce Wasserstein, chairman of the board of directors of ALM and ALM Holdings, and certain affiliates own all of the senior discount notes. In addition, as of February 27, 2003, Bruce Wasserstein and certain affiliates own approximately 4% of the $175 million 9 3/4% senior notes issued by American Lawyer Media, Inc.

The terms of three specific covenants contained in the GE Corporate Finance revolving credit agreement have also been amended. These covenants, specifying required compliance levels for ALM's maximum total leverage, minimum interest coverage and minimum fixed charge coverage, now provide alternative compliance levels and associated incremental interest rates. In addition, the revolving credit agreement was amended to allow for the senior discount note transaction described above.


                                    (MORE)

                                                    ALM Amends Debt Agreements
                                                                   Page 2 of 2

Based on the increased financial flexibility provided by these amendments, ALM may purchase senior notes in the marketplace, make acquisitions and pursue new business initiatives, as permitted under its indentures and credit agreement.

Further details on both of these agreements are available in Form 8K reports filed by ALM and ALM Holdings with the Securities and Exchange Commission.

Headquartered in New York City, ALM is a leading integrated media company, focused on the legal industry. ALM currently owns and publishes 23 national and regional legal magazines and newspapers, including The American Lawyer(R) and The National Law Journal(R). ALM's other businesses include Web, book, custom and newsletter publishing, court verdict and settlement reporting, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM was formed by U.S. Equity Partners, L.P., a private equity fund sponsored by Wasserstein & Co., LP. More information on ALM, its business and services is available on the Web at www.americanlawyermedia.com.

                                     # # #

Portions of this release may contain forward-looking statements regarding plans, projections or the future performance of American Lawyer Media, Inc. These forward-looking statements are subject to risks and uncertainties. Important cautionary statements and a discussion of risk factors that could affect actual performance are contained in the materials filed by American Lawyer Media, Inc. with the Securities and Exchange Commission.